INSURED PERSON    RICHARD ROE


  POLICY OWNER    RICHARD ROE

   FACE AMOUNT                                                         VARIABLE
  OF INSURANCE    $200,000                                             LIFE
                                                                       INSURANCE
 DEATH BENEFIT    OPTION A (SEE PAGE 6)                                POLICY

 POLICY NUMBER    XX XXX XXX


WE AGREE to pay the Insurance Benefit of this policy and to provide its other benefits and rights in accordance with its provisions.

                      FLEXIBLE PREMIUM VARIABLE LIFE POLICY

   This is a flexible premium variable life insurance policy. You can, within limits:

      o  increase or decrease the Face Amount of Insurance;

      o  make premium payments at any time and in any amount;

      o  change the death benefit option;

      o change the allocation of net premiums and deductions among your investment options; and

      o  transfer amounts among your investment options.

   All of these rights and benefits are subject to the terms and conditions of this policy. All requests for policy changes are subject to our approval and may require evidence of insurability.

   We will put your net premiums into your Policy Account. You may then allocate them to one or more investment divisions of our Separate Account (SA) and to our Guaranteed Interest Division (GID).

   THE PORTION OF YOUR POLICY ACCOUNT THAT IS IN AN INVESTMENT DIVISION OF OUR SA WILL VARY UP OR DOWN DEPENDING ON THE UNIT VALUE OF SUCH INVESTMENT
   DIVISION, WHICH IN TURN DEPENDS ON THE INVESTMENT PERFORMANCE OF THE CORRESPONDING PORTFOLIO OF A DESIGNATED INVESTMENT COMPANY. THERE ARE NO MINIMUM GUARANTEES AS TO SUCH PORTION OF YOUR POLICY ACCOUNT.

   The portion of your Policy Account that is in our GID will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than 4% a year.

   THE AMOUNT AND DURATION OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED AS DESCRIBED IN THIS POLICY.

   This is a non-participating policy.

RIGHT TO EXAMINE POLICY. You may examine this policy and if for any reason you are not satisfied with it, you may cancel it by returning this policy with a written request for cancellation to our Administrative Office by the 10th day after you receive it. If you do this, we will refund the premiums that were paid on this policy.


/s/ Molly K. Heines                      /s/ Joseph J. Melone
Molly K. Heines, Vice President          Joseph J. Melone, Chairman & Chief
                 & Secretary                               Executive Officer

No. 90-300

CONTENTS
----------------
Policy Information 3

Table of Guaranteed Maximum Cost of
Insurance Rates 4

Those Who Benefit from this Policy 5

The Insurance Benefit We Pay 5

Changing the Face Amount of Insur-
ance or the Death Benefit Option 7

The Premiums You Pay 7

Your Policy Account and How it
Works 9

Your Investment Options 9

The Value of Your Policy Account 10

The Cash Surrender Value of this
Policy 12

How a Loan Can Be Made 13

Our Separate Account (SA) 14

Our Annual Report to You 15

How Benefits are Paid 15

Other Important Information 16


IN THIS POLICY
--------------

"We," "our," and "us" mean Equitable Variable Life Insurance Company.

"You" and "your" mean the owner of this policy at the time an owner's right is exercised.

Unless otherwise stated, all references to interest in this policy are effective annual rates of interest.

Attained age means age on the birthday nearest to the beginning of the current policy year.


ADMINISTRATIVE OFFICE
----------------------

The address of our Administrative Office is shown on Page 3. You should send premiums and correspondence to that address unless instructed otherwise.


A copy of the application for this policy and any additional benefit riders are at the back of this policy.


                                  INTRODUCTION

      The premiums you pay, after deductions are made in accordance with the Table of Expense Charges in the Policy Information section, are put into your Policy Account. Amounts in your Policy Account are allocated at your direction to one or more investment divisions of our SA and to our GID.

      The investment divisions of our SA invest in securities and other investments whose value is subject to market fluctuations and investment risk. There is no guarantee of principal or investment experience.

      Our GID earns interest at rates we declare in advance of each policy year. The rates are guaranteed for each policy year. The principal, after deductions, is also guaranteed.

      The duration of life insurance coverage depends upon the amount in your Policy Account.

      If death benefit Option A is in effect, the death benefit is the Face Amount of Insurance, and the amount of the death benefit is fixed except when it is a percentage of your Policy Account. If death benefit Option B-PLUS is in effect, the death benefit is the Face Amount of Insurance plus the amount in your Policy Account. The amount of the death benefit is variable. Under either option, the death benefit will never be less than a percentage of your Policy Account as stated on Page 6.

      We make monthly deductions from your Policy Account to cover the cost of the benefits provided by this policy and the cost of any benefits provided by riders to this policy. If you give up this policy for its Net Cash Surrender Value, reduce the Face Amount of Insurance, or if this policy ends without value at the end of the grace period, we may deduct a surrender charge from your Policy Account.

      This is only a summary of what this policy provides. You should read all of it carefully. Its terms govern your rights and our obligations.


      No. 90-300                                                          Page 2

                               POLICY INFORMATION

    INSURED PERSON       RICHARD ROE

      POLICY OWNER       RICHARD ROE

       FACE AMOUNT
      OF INSURANCE       $200,000

     DEATH BENEFIT       OPTION A (SEE PAGE 6)

     POLICY NUMBER       XX XXX XXX

       BENEFICIARY       MARGARET H. ROE                   SEPARATE ACCOUNT [FP]

     REGISTER DATE       JAN 2, 1991                       ISSUE AGE 35

     DATE OF ISSUE       JAN 2, 1991                       SEX MALE

  INSURED PERSON'S                                         [NON-SMOKER]
STATE OF RESIDENCE       SPECIMEN

  PARTIAL NET CASH
   SURRENDER VALUE
        WITHDRAWAL       MINIMUM WITHDRAWAL IS $500

       POLICY LOAN       MINIMUM LOAN IS $500

          TRANSFER       MINIMUM TRANSFER AMOUNT IS $500


AN  INITIAL  PREMIUM  PAYMENT OF  $800.00  IS DUE ON OR BEFORE  DELIVERY  OF THE
POLICY.

[THE PLANNED PERIODIC PREMIUM OF $800.00 IS PAYABLE [QUARTERLY]].

PREMIUM PAYMENTS ARE FOR THE INSURANCE BENEFIT AND ANY ADDITIONAL BENEFIT RIDERS LISTED BELOW.

TERM INSURANCE ON ADDITIONAL INSURED OF $300,000
   MARGARET ROE, FEMALE NON-SMOKER AGE 33

ACCIDENTAL DEATH BENEFIT FOR $200,000

CHILDRENS TERM INSURANCE 10 UNITS

DISABILITY WAIVER OF MONTHLY DEDUCTIONS


THE PREMIUM PAYMENTS SHOWN ABOVE MAY NOT BE SUFFICIENT TO CONTINUE THE POLICY AND LIFE INSURANCE COVERAGE IN FORCE TO THE FINAL POLICY DATE, WHICH IS THE POLICY ANNIVERSARY NEAREST THE INSURED PERSON'S 100TH BIRTHDAY. THE PERIOD FOR WHICH THE POLICY AND COVERAGE WILL CONTINUE IN FORCE WILL DEPEND ON: (1) THE AMOUNT, TIMING AND FREQUENCY OF PREMIUM PAYMENTS; (2) CHANGES IN THE FACE AMOUNT OF INSURANCE AND THE DEATH BENEFIT OPTIONS; (3) CHANGES IN THE INTEREST RATES CREDITED TO OUR GID AND IN THE INVESTMENT PERFORMANCE OF THE INVESTMENT DIVISIONS OF OUR SA; (4) CHANGES IN THE MONTHLY COST OF INSURANCE DEDUCTIONS FROM THE POLICY ACCOUNT FOR THIS POLICY AND ANY BENEFITS PROVIDED BY RIDERS TO THIS POLICY; AND (5) LOAN AND PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL ACTIVITY.


90-300-3                             PAGE 3
                            (CONTINUED ON NEXT PAGE)

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                ------------- TABLE OF EXPENSE CHARGES----------

DEDUCTIONS FROM PREMIUM PAYMENTS:

   CHARGE FOR APPLICABLE TAXES (OTHER THAN TAXES DISCUSSED ON PAGE 11):

      [2.000%] OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORM TO CHANGES IN THE LAW OR IF THE INSURED PERSON CHANGES RESIDENCE.

   PREMIUM CHARGE:

      [4.00%] OF EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS CHARGE BUT IT WILL NEVER BE MORE THAN 4%.

DEDUCTIONS FROM YOUR POLICY ACCOUNT:

   FIRST YEAR ADMINISTRATIVE CHARGE:

      $55.00 IS DEDUCTED AT THE BEGINNING OF EACH POLICY MONTH DURING THE FIRST POLICY YEAR.

   SUBSEQUENT YEARS ADMINISTRATIVE CHARGE:

      [$5.00] IS DEDUCTED AT THE BEGINNING OF EACH POLICY MONTH DURING EACH POLICY YEAR AFTER THE FIRST POLICY YEAR. WE RESERVE THE RIGHT TO CHANGE THIS CHARGE BUT IT WILL NEVER BE MORE THAN $8.00 A MONTH. CHANGES WILL BE AS DESCRIBED IN "CHANGES IN POLICY COST FACTORS" ON PAGE 16.

   FOR PARTIAL WITHDRAWAL OF NET CASH SURRENDER VALUE:

      $25.00, OR 2% OF THE AMOUNT WITHDRAWN IF LESS, IS DEDUCTED WHENEVER THERE IS A PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL.

   FOR AN INCREASE YOU ASK FOR IN THE FACE AMOUNT OF INSURANCE:

      $1.50 FOR EACH $1,000 OF INSURANCE (BUT NOT MORE THAN $240 PER INCREASE).

   FOR TRANSFERS:

      WE RESERVE THE RIGHT TO CHARGE UP TO $25.00 FOR EACH TRANSFER OF AMOUNTS AMONG YOUR INVESTMENT OPTIONS.


90-300-3                       PAGE 3 -- CONTINUED
                            (CONTINUED ON NEXT PAGE)

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

            ---------- TABLE OF MAXIMUM SURRENDER CHARGES ----------


BEGINNING OF                              BEGINNING OF
   POLICY                                   POLICY
    YEAR                 CHARGE              YEAR                        CHARGE
    ----                 ------              ----                        ------

       1                $1201.20                9                       $1201.20
       2                 1201.20               10                        1184.52
       3                 1201.20               11                         984.32
       4                 1201.20               12                         784.12
       5                 1201.20               13                         583.92
       6                 1201.20               14                         383.72
       7                 1201.20               15                         183.52
       8                 1201.20               16 AND LATER                 0

A SURRENDER CHARGE WILL BE SUBTRACTED FROM YOUR POLICY ACCOUNT IF THIS POLICY IS GIVEN UP FOR ITS NET CASH SURRENDER VALUE OR IF THIS POLICY TERMINATES WITHIN THE FIRST FIFTEEN POLICY YEARS. THE MAXIMUM CHARGE IN THE FIRST POLICY MONTH OF EACH POLICY YEAR IS SHOWN IN THE TABLE ABOVE (SUBJECT TO ANY APPLICABLE LIMITATIONS IMPOSED BY THE INVESTMENT COMPANY ACT OF 1940). AFTER THE NINTH POLICY YEAR, THE MAXIMUM CHARGE IN ANY OTHER POLICY MONTH WILL BE BASED ON THE NUMBER OF POLICY MONTHS SINCE THE BEGINNING OF THE POLICY YEAR.

THIS TABLE ASSUMES NO FACE AMOUNT INCREASES. SEE PAGE 12 FOR A DESCRIPTION OF SURRENDER CHARGES FOR FACE AMOUNT INCREASES.

IF THE FACE AMOUNT OF INSURANCE IS REDUCED WITHIN THE FIRST FIFTEEN POLICY YEARS, A PRO RATA SHARE OF THE APPLICABLE SURRENDER CHARGE AT THAT TIME MAY BE DEDUCTED FROM YOUR POLICY ACCOUNT. SEE PAGE 12 FOR A DESCRIPTION OF THE PRO RATA SURRENDER CHARGE.



*****ADMINISTRATIVE OFFICE:  EQUITABLE VARIABLE LIFE INSURANCE COMPANY*****
                             SPECIMEN LIFE INSURANCE CENTER
                             100 SPECIMEN STREET
                             CITY, STATE 10001-6018



90-300-3                       PAGE 3 -- CONTINUED
                             (CONTINUED ON NEXT PAGE)



                                      POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                               ----------TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES----------

                                             GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                                                 OF NET AMOUNT AT RISK (SEE PAGE 9)

  INSURED                                    INSURED                                    INSURED
 PERSON'S                                   PERSON'S                                   PERSON'S
 ATTAINED               MONTHLY             ATTAINED                 MONTHLY           ATTAINED                 MONTHLY
    AGE                  RATE                  AGE                    RATE                AGE                     RATE

     35                 $.12580                55                   $ .65401               75                  $ 5.03724
     36                  .14762                56                     .72203               76                    5.59039
     37                  .15680                57                     .79429               77                    6.17549
     38                  .16682                58                     .87251               78                    6.78686
     39                  .17851                59                     .96090               79                    7.44038

     40                  .19103                60                    1.05949               80                    8.16249
     41                  .20607                61                    1.16916               81                    8.97320
     42                  .22110                62                    1.29417               82                    9.89813
     43                  .23865                63                    1.43714               83                   10.95204
     44                  .25619                64                    1.59899               84                   12.11846

     45                  .27709                65                    1.77812               85                   13.37460
     46                  .29966                66                    1.97123               86                   14.69860
     47                  .32391                67                    2.18097               87                   16.08129
     48                  .34984                68                    2.40660               88                   17.49682
     49                  .37912                69                    2.65338               89                   18.96601

     50                  .41009                70                    2.93268               90                   20.51212
     51                  .44693                71                    3.30181               91                   22.16549
     52                  .48965                72                    3.61779               92                   23.98724
     53                  .53742                73                    4.04199               93                   26.06643
     54                  .59276                74                    4.52073               94                   28.78427

                                                                                           95                   32.81758
                                                                                           96                   39.64294
                                                                                           97                   53.06605
                                                                                           98                   83.33333
                                                                                           99                   83.33333


90-300-4                             PAGE 4

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                      TABLE OF GUARANTEED MAXIMUM RATES FOR
                            ACCIDENTAL DEATH BENEFIT

    GUARANTEED MAXIMUM MONTHLY RATES PER $1,000 OF ACCIDENTAL DEATH BENEFIT

                   INSURED PERSON'S          MONTHLY
                     ATTAINED AGE             RATE
                     ------------            -------

                        35-40                 $.07

                        41-49                  .08

                        50-54                  .09

                        55-59                  .10

                        60-62                  .12

                        63-65                  .13

                        66-69                  .15


90-300-4-ADB                  PAGE 4 -- CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                      TABLE OF GUARANTEED MAXIMUM RATES FOR
                     DISABILITY WAIVER OF MONTHLY DEDUCTIONS

     GUARANTEED MAXIMUM MONTHLY COSTS OF RIDER AS A PERCENTAGE OF THE TOTAL
             MONTHLY DEDUCTION FROM THE POLICY ACCOUNT OF THE POLICY

 INSURED PERSON'S        MONTHLY        INSURED PERSON'S          MONTHLY
   ATTAINED AGE         PERCENTAGE        ATTAINED AGE           PERCENTAGE

        35                 6.0%               52                    26.0%

      36 - 40             12.0                53                    28.0

      41 - 42             13.0                54                    30.0

        43                14.0                55                    32.0

        44                15.0                56                    36.0

        45                16.0                57                    38.0

        46                17.0                58                    40.0

        47                18.0                59                    44.0

        48                19.0                60                    22.0

        49                20.0                61                    18.0

        50                22.0                62                    12.0

        51                24.0              63 - 64                 10.0


90-300-4-WAIVER               PAGE 4 -- CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX


                      TABLE OF GUARANTEED MAXIMUM RATES FOR
                 TERM INSURANCE ON THE ADDITIONAL INSURED PERSON

      GUARANTEED MAXIMUM MONTHLY RATES PER $1,000 OF TERM INSURANCE ON THE
                            ADDITIONAL INSURED PERSON

ADDITIONAL INSURED                  ADDITIONAL INSURED
PERSON'S ATTAINED                    PERSON'S ATTAINED
       AGE          MONTHLY RATE           AGE               MONTHLY RATE

       33             $.10917               53                $ .43939
       34              .11841               54                  .47457
       35              .12258               55                  .51227
       36              .13009               56                  .55083
       37              .13927               57                  .58941

       38              .14929               58                  .62632
       39              .16098               59                  .66577
       40              .17350               60                  .71195
       41              .18853               61                  .76656
       42              .20356               62                  .83550

       43              .21860               63                  .92216
       44              .23363               64                 1.02492
       45              .24951               65                 1.13624
       46              .26622               66                 1.25614
       47              .28461               67                 1.37789

       48              .30468               68                 1.50066
       49              .32558               69                 1.63207
       50              .34984
       51              .37578
       52              .40507


90-300-4-AI                   PAGE 4 -- CONTINUED

--------------------------------------------------------------------------------

THOSE WHO BENEFIT FORM THIS POLICY

OWNER. The owner of this policy is the insured person unless otherwise stated in the application, or later changed.

If the insured person is living on the Final Policy Date defined in the Policy Information section, we will pay you the amount in your Policy Account on that date minus any policy loan and accrued loan interest. This policy will then end.

As the owner, you are entitled to exercise all the rights of this policy while the insured person is living. To exercise a right, you do not need the consent of anyone who has only a conditional or future ownership interest in this policy.

BENEFICIARY. The beneficiary is as stated in the application, unless later changed. The beneficiary is entitled to the Insurance Benefit of this policy. One or more beneficiaries for the Insurance Benefit can be named in the application. If more than one beneficiary is named, they can be classed as primary or contingent. If two or more persons are named in a class, their shares in the benefit can be stated. The stated shares in the Insurance Benefit will be paid to any primary beneficiaries who survive the insured person. If no primary beneficiaries survive, payment will be made to any surviving contingent beneficiaries. Beneficiaries who survive in the same class will share the Insurance Benefit equally, unless you have made another arrangement with us.

If there is no designated beneficiary living at the death of the insured person, we will pay the Insurance Benefit to such insured person's surviving children in equal shares. If none survive, we will pay the insured person's estate.

CHANGING THE OWNER OR BENEFICIARY. While the insured person is living, you may change the owner or beneficiary by written notice in a form satisfactory to us. (You can get such a form from our agent or by writing to us at our Administrative Office.) The change will take effect on the date you sign the notice. But, it will not apply to any payment we make or other action we take before we receive the notice. If you change the beneficiary, any previous arrangement you made as to a payment option for benefits is cancelled. You may choose a payment option for the new beneficiary in accordance with "How Benefits Are Paid" on Page 15.

ASSIGNMENT. You may assign this policy, if we agree. In any event, we will not be bound by an assignment unless we have received it in writing at our Administrative Office. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee.

--------------------------------------------------------------------------------

THE INSURANCE BENEFIT WE PAY

We will pay the Insurance Benefit of this policy to the beneficiary when we receive at our Administrative Office (1) proof satisfactory to us that the insured person died before the Final Policy Date; and (2) all other requirements we deem necessary before such payment may be made. The Insurance Benefit includes the following amounts, which we will determine as of the date of the insured person's death:

     o  the death benefit described on Page 6;

     o  PLUS any other benefits then due from riders to this policy;

     o  MINUS any policy loan and accrued loan interest;

     o MINUS any overdue deductions from your Policy Account if the insured person dies during a grace period.


90-300-5                                                                  Page 5

We will add interest to the resulting amount for the period from the date of death to the date of payment. We will compute the interest at a rate we determine, but not less than the greater of (a) the rate we are paying on the date of payment under the Deposit Option on Page 15, or (b) the rate required by any applicable law. Payment of the Insurance Benefit may also be affected by other provisions of this policy. See Page 16, where we specify our right to contest the policy, the suicide exclusion, and what happens if age or sex has been misstated. Special exclusions or limitations (if any) are listed in the Policy Information section.

DEATH BENEFIT. The death benefit at any time will be determined under either Option A or Option B-PLUS below, whichever you have chosen and is in effect at such time.

Under Option A, the death benefit is the greater of (a) the Face Amount of Insurance; or (b) a percentage (see Table 1 below) of the amount in your Policy Account. Under this option, the amount of the death benefit is fixed, except when it is determined by such a percentage.

The percentage referred to above is the percentage from the following table for the insured person's age (nearest birthday) at the beginning of the policy year of determination.

                                TABLE 1: OPTION A
                                   PERCENTAGES

                   For ages not shown, the percentages shall
                decrease by a ratable portion for each full year

            INSURED                        INSURED
         PERSON'S AGE    PERCENTAGE      PERSON'S AGE   PERCENTAGE
         ------------    ----------      ------------   ----------
         40 and under        250%            65            120%
              45             215             70            115
              50             185         75 thru 95        105
              55             150            100            100
              60             130

Under Option B-PLUS, the death benefit is the greater of (a) the Face Amount of Insurance plus the amount in your Policy Account; or (b) a percentage (see Table 2 below) of the amount in your Policy Account. Under this option the amount of the death benefit is variable.

The percentage referred to above is the percentage from the following table for the insured person's age (nearest birthday) at the beginning of the policy year of determination.

                             TABLE 2: OPTION B-PLUS
                                   PERCENTAGES

                   For ages not shown, the percentages shall
                decrease by a ratable portion for each full year

            INSURED                        INSURED
         PERSON'S AGE   PERCENTAGE       PERSON'S AGE   PERCENTAGE
         ------------   ----------       ------------   ----------
         40 and under       250%              65            120%
              45            215           70 thru 85        115
              50            185               90            110
              55            150               95            105
              60            130              100            100

Section 7702 of the Internal Revenue Code of 1986, as amended (i.e., the "Code"), gives a definition of life insurance which limits the amounts that may be paid into a life insurance policy relative to the benefits it provides. Even if this policy states otherwise, at no time will the "future benefits" under this policy be less than an amount such that the "premiums paid" do not exceed the Code's "guideline premium limitations". We may adjust the amount of premium paid to meet these limitations. Also, at no time will the "death benefit" under the policy be less than the "applicable percentage" of the "cash surrender value" of the policy. The above terms are as defined in the Code. In addition, we may take certain actions, described here and elsewhere in the policy, to meet the definitions and limitations in the Code, based on our interpretation of the Code. Please see "Policy Changes -- Applicable Tax" for more information.


90-300-5                                                                  Page 6

--------------------------------------------------------------------------------

CHANGING THE FACE AMOUNT OF INSURANCE OR THE DEATH
BENEFIT OPTION

At any time after the first policy year while this policy is in force, you may change the death benefit option or the Face Amount of Insurance by written request to us at our Administrative Office, subject to our approval and the following:

1. You may ask us to increase the Face Amount of Insurance if you provide evidence satisfactory to us of the insurability of the insured person. If the Face Amount of Insurance is increased, then the cost of insurance rate for the amount of the increase will be based on the rating class of the insured person on the date of the increase, and the insured person's sex and attained age. Any increase you ask for must be at least $10,000. There is a charge for such increase that is shown in the Policy Information section. We will deduct the charge from your Policy Account as of the date the increase takes effect. Such deduction will be made in accordance with the "Allocations" provision on Page 9. If you increase the face amount, an additional fifteen year surrender charge may apply to that increase if any or all of that increase is surrendered before the end of the fifteenth year from the effective date of increase.

2. You may ask us to reduce the Face Amount of Insurance but not to less than the minimum amount for which we would then issue this policy under our rules. Any such reduction in the Face Amount of Insurance may not be less than $10,000. If you do this before the end of the fifteenth policy year or before the end of the fifteenth year following an increase in the face amount, we may deduct from your Policy Account a pro rata share of the applicable surrender charge (see Page 12). Reductions will first be applied against the most recent increase in the Face Amount of Insurance. They will then be applied to prior increases in the Face Amount of Insurance in the reverse order in which such increases took place, and then to the original Face Amount of Insurance.

3. You can change your death benefit option. If you ask us to change from Option A to Option B-PLUS, we will decrease the Face Amount of Insurance by the amount in your Policy Account on the date the change takes effect. However, we reserve the right to decline to make such change if it would reduce the Face Amount of Insurance below the minimum amount for which we would then issue this policy under our rules. If you ask us to change from Option B-PLUS to Option A, we will increase the Face Amount of Insurance by the amount in your Policy Account on the date the change takes effect. Such decreases and increases in the Face Amount of Insurance are made so that the death benefit remains the same on the date the change takes effect. However, if your death benefit is determined by a percentage multiple of the Policy Account, there may be an increase in the death benefit. If so, we will require evidence of insurability to make the change.

4. The change will take effect at the beginning of the policy month that coincides with or next follows the date we approve your request.

5. We reserve the right to decline to make any change that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us (see Page 16).

6. You may ask for a change by completing an application for change, which you can get from our agent or by writing to us at our Administrative Office. A copy of your application for change will be attached to the new Policy Information section that we will issue when the change is made. The new section and the application for change will become a part of this policy. We may require you to return this policy to our Administrative Office to make a policy change.

--------------------------------------------------------------------------------

THE PREMIUMS YOU PAY

The initial premium payment shown in the Policy Information section is due on or before delivery of this policy. No insurance will take effect before the initial premium payment is paid. Other premiums may be paid at any time while this policy is in force and before the Final Policy Date at our Administrative Office or premium collection office.

We will send premium notices to you for the planned periodic premium shown in the Policy Information section. You may skip planned periodic premium payments. However, this may adversely affect the duration of the death benefit and your policy's values.

90-300-7                                                                  Page 7

LIMITS. Each premium payment after the initial one must be at least $100. We may increase this minimum limit 90 days after we send you written notice of such increase. We reserve the right to limit the amount of any premium payments you may make which are in addition to the planned periodic premium payments.

We also reserve the right not to accept premium payments (in a policy year) that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us (see page 16).

GRACE PERIOD. The duration of insurance coverage depends upon the Net Cash Surrender Value being sufficient to cover the total monthly deductions described on Page 9. If the Net Cash Surrender Value at the beginning of any policy month is less than such deductions for that month, we will send a written notice to you and any assignee on our records at last known addresses stating that a grace period of 61 days has begun, starting with the beginning of that policy month. The notice will also state the amount of payment which would increase the Net Cash Surrender Value sufficiently to cover total monthly deductions for 3 months, if no interest or investment performance were credited to or charged against the Policy Account and no policy changes were made.

If we do not receive such amount at our Administrative Office before the end of the grace period, we will then (1) withdraw and retain the entire amount in your Policy Account, including any applicable surrender charge; and (2) send a written notice to you and any assignee on our records at last known addresses stating that this policy has ended without value.

If we do receive the requested amount before the end of the grace period, but the Net Cash Surrender Value is still insufficient to cover total monthly deductions, we will send a written notice that a new 61-day grace period has begun and request an additional payment.

If the insured person dies during a grace period, we will pay the Insurance Benefit as described on Page 5.

RESTORING YOUR POLICY BENEFITS. If this policy has ended without value, you may restore policy benefits while the insured person is alive if you:

   1. Ask for restoration of policy benefits within 6 months from the end of the grace period; and

   2. Provide evidence of insurability satisfactory to us; and

   3. Make a payment of an amount sufficient to cover (i) the monthly administrative charges from the beginning of the grace period to the effective date of restoration; (ii) total monthly deductions for 3 months, calculated from the effective date of restoration; and (iii) the charge for applicable taxes, the premium charge, and any increase in surrender charges associated with this payment. We will determine the amount of this required payment as if no interest or investment performance were credited to or charged against your Policy Account.

The effective date of the restoration of policy benefits will be the beginning of the policy month which coincides with or next follows the date we approve your request.

From the required payment we will deduct the charge for applicable taxes and the premium charge. The policy account on the date of restoration will be equal to the balance of the required payment plus a surrender charge credit. The surrender charge credit will be the surrender charge applicable at the beginning of the grace period, but not greater than the maximum surrender charge as of the effective date of restoration.

We will start to make monthly charges again as of the effective date of restoration. The monthly administrative charges from the beginning of the grace period to the effective date of restoration will be deducted from the policy account as of the effective date of restoration.


90-300-7                                                                  Page 8

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YOUR POLICY ACCOUNT AND HOW IT WORKS

PREMIUM PAYMENTS. When we receive your premium payments, we subtract the expense charges shown in the table in the Policy Information section. We put the balance (the net premium) into your Policy Account as of the date we receive the premium payment at our Administrative Office, and before any deductions from your Policy Account due on that date are made. However, we will put the initial net premium payment into your Policy Account as of the Register Date if it is later than the date of receipt. No premiums will be applied to your Policy Account until the full initial premium payment, as shown on your application, is received at our Administrative Office.

MONTHLY DEDUCTIONS. At the beginning of each policy month we make a deduction from your Policy Account to cover monthly administrative charges and to provide insurance coverage, subject to the Grace Period provision above. Such deduction for any policy month is the sum of the following amounts determined as of the beginning of that month:

o  the monthly administrative charges;

o  the monthly cost of insurance for the insured person;

o  the monthly cost of any benefits provided by riders to this policy;

The monthly cost of insurance is the sum of a) our current monthly cost of insurance rate times the net amount at risk at the beginning of the policy month divided by $1,000; plus b) any extra charge per $1,000 of Face Amount of Insurance shown in the Policy Information section, times the Face Amount of Insurance at the beginning of the policy month divided by $1,000. The net amount at risk at any time is the death benefit minus the amount in your Policy Account at that time. The cost of insurance rate is based on the face amount of insurance and on the sex, attained age, rating class, and smoker or non-smoker status of the insured person.

We will determine cost of insurance rates from time to time. Any change in the cost of insurance rates we use will be as described in "Changes in Policy Cost Factors" on Page 16. They will never be more than those shown in the Table of Guaranteed Maximum Cost of Insurance Rates on Page 4.

OTHER DEDUCTIONS. We also make the following other deductions from your Policy Account as they occur:

o We deduct a withdrawal charge if you make a partial withdrawal of the Net Cash Surrender Value (see Page 12).

o We deduct a surrender charge if, before the end of the fifteenth policy year, you give up this policy for its Net Cash Surrender Value, you reduce the Face Amount of Insurance, or if this policy terminates without value at the end of a grace period (see Page 12). A surrender charge may also apply to such transactions for up to fifteen years following a face amount increase.

o  We deduct a charge if you increase the Face Amount of Insurance (see Page 7).

o  We deduct a charge for certain transfers (see Page 10).

--------------------------------------------------------------------------------

YOUR INVESTMENT OPTIONS

ALLOCATIONS. This policy provides investment options for the amount in your Policy Account. Amounts put into your Policy Account and deductions from it are allocated to the investment divisions of our SA and to the unloaned portion of our GID at your direction. You specified your initial premium allocation and deduction allocation percentages in your application for this policy, a copy of which is attached to this policy. Unless you change them, such percentages shall also apply to subsequent premium and deduction allocations. However, any amounts which are put into your Policy Account prior to the Allocation Date and which are to be allocated to the investment divisions of our SA will initially be allocated to (and monthly deductions taken from) the Money Market Division of our SA. The Allocation Date is the first business day (see page 11) twenty calendar days after the date of issue of this policy. On the Allocation Date, any such amounts then in the Money Market Division will be allocated in accordance with the directions contained in your policy application.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages and of the deduction allocation percentages must each equal 100.


90-300-9                                                                  Page 9

You may change such allocation percentages by written notice to our Administrative Office. A change will take effect on the date we receive it at our Administrative Office except for changes received on or prior to the Allocation Date which will take effect on the first business day following the Allocation Date.

If we cannot make a monthly deduction on the basis of the deduction allocation percentages then in effect, we will make that deduction based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account.

TRANSFERS. At your written request to our Administrative Office, we will transfer amounts from your value in any investment division of our SA to one or more other divisions of our SA or to our GID. Any such transfer will take effect on the date we receive your written request for it at our Administrative Office.

Once during each policy year you may ask us by written request to our Administrative Office to transfer an amount you specify from your unloaned value in our GID to one or more investment divisions of our SA. However, we will make such a transfer only if (1) we receive your written request at our Administrative Office within 30 days before or after a policy anniversary; and
(2) the amount you specify is not more than the greater of 25% of your unloaned value in our GID as of the date the transfer takes effect or the minimum transfer amount shown on Page 3. In no event will we transfer more than your unloaned value in our GID. The transfer will take effect on the date we receive your written request for it at our Administrative Office but not before the policy anniversary.

The minimum amount that we will transfer from your value in an investment division of our SA on any date is the lesser of the minimum transfer amount shown on Page 3 or your value in that investment division on that date, except as stated in the next paragraph. The minimum amount that we will transfer from your value in our GID is the lesser of the minimum transfer amount shown on Page 3 or your unloaned value in our GID as of the date the transfer takes effect, except as stated in the next paragraph.

We will waive the minimum amount limitations set forth in the immediately preceding paragraph if the total amount being transferred on that date is at least the minimum transfer amount shown on Page 3.

We reserve the right to make a transfer charge up to the amount shown on Page 3. The transfer charge, if any, is deducted from the amounts transferred from the investment divisions of our SA and the GID based on the proportion that the amount transferred from each investment division and the GID bears to the total amount being transferred. A transfer from the Money Market Division on the Allocation Date (if applicable) will not incur a transfer charge.

If you ask us to transfer the entire amount of your value in the investment divisions of our SA to our GID, we will not make a charge for that transfer.

--------------------------------------------------------------------------------

THE VALUE OF YOUR POLICY ACCOUNT

The amount in your Policy Account at any time is equal to the sum of the amounts you then have in our GID and the investment divisions of our SA under this policy.

YOUR VALUE IN OUR GUARANTEED INTEREST DIVISION (GID). The amount you have in our GID at any time is equal to the amounts allocated and transferred to it, plus the interest credited to it, minus amounts deducted, transferred and withdrawn from it.

We will credit the amount in our GID with interest rates we determine. We will determine such interest rates annually in advance for unloaned and loaned amounts in our GID. The rates may be different for unloaned and loaned amounts. The interest rates we determine each year will apply to the policy year that follows the date of determination. Any change in the interest rates we determine will be as described in "Changes in Policy Cost Factors" on Page 16. Such interest rates will not be less than 4%.


90-300-9                                                                 Page 10

At the end of each policy month we will credit interest on unloaned amounts in our GID as follows:

o On amounts that remain in our GID for the entire policy month, from the beginning to the end of the policy month.

o On amounts allocated to our GID during a policy month that are net premium payments or loan repayments, from the date we receive them to the end of the policy month. However, we will credit interest on the amount derived from the initial premium payment from the Register Date, if it is later than the date of receipt.

o On amounts transferred to our GID during a policy month, from the date of the transfer to the end of the policy month.

o On amounts deducted or withdrawn from our GID during a policy month, from the beginning of the policy month to the date of the deduction or withdrawal.

We credit interest on the loaned portion of our GID on each policy anniversary and at any time you repay all of a policy loan. At the time of crediting such interest, we allocate the interest to the investment divisions and the unloaned portion of our GID in accordance with your premium allocation percentage.

YOUR VALUE IN THE INVESTMENT DIVISIONS OF OUR SEPARATE ACCOUNT (SA). The amount you have in an investment division of our SA under this policy at any time is equal to the number of units this policy then has in that division multiplied by the division's unit value at that time.

Amounts allocated, transferred or added to an investment division of our SA are used to purchase units of that division; units are redeemed when amounts are deducted, loaned, transferred or withdrawn. These transactions are called policy transactions.

The number of units a policy has in an investment division at any time is equal to the number of units purchased minus the number of units redeemed in that division to that time. The number of units purchased or redeemed in a policy transaction is equal to the dollar amount of the policy transaction divided by the division's unit value on the date of the policy transaction. Policy transactions may be made on any day. The unit value that applies to a transaction made on a business day will be the unit value for that day. The unit value that applies to a transaction made on a non-business day will be the unit value for the next business day.

We determine unit values for the investment divisions of our SA at the end of each business day. Generally, a business day is any day we are open and the New York Stock Exchange is open for trading. A business day immediately preceded by one or more non-business calendar days will include those non-business days as part of that business day. For example, a business day which falls on a Monday will consist of that Monday and the immediately preceding Saturday and Sunday.

The unit value of an investment division of our SA on any business day is equal to the unit value for that division on the immediately preceding business day multiplied by the net investment factor for that division on that business day.

The net investment factor for an investment division of our SA on any business day is (a) divided by (b), minus(c), where:

(a) is the net asset value of the shares in designated investment companies that belong to the investment division at the close of business on such business day before any policy transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

(b) is the value of the assets in that investment division at the close of business on the immediately preceding business day after all policy transactions were made for that day; and

(c) is a charge for each calendar day in that business day, as defined above, corresponding to a charge not exceeding .70% yearly for mortality and expense risks, plus any charge for that day for taxes or amounts set aside as a reserve for taxes.

The net asset value of an investment company's shares held in each investment division shall be the value reported to us by that investment company.


90-300-11                                                                Page 11

--------------------------------------------------------------------------------

THE CASH SURRENDER VALUE OF THIS POLICY

CASH SURRENDER VALUE. The Cash Surrender Value on any date is equal to the amount in your Policy Account on that date minus any surrender charge.

NET CASH SURRENDER VALUE. The Net Cash Surrender Value is equal to the Cash Surrender Value minus any policy loan and accrued loan interest. You may give up this policy for its Net Cash Surrender Value at any time while the insured person is living. You may do this by sending us a written request for it and this policy to our Administrative Office. We will compute the Net Cash Surrender Value as of the date we receive your request for it and this policy at our Administrative Office. All insurance coverage under this policy ends on such date.

SURRENDER CHARGES. If you give up this policy for its Net Cash Surrender Value or if it ends without value at the end of a grace period before the end of the fifteenth policy year, we will subtract a surrender charge from your Policy Account. A table of maximum surrender charges is in the Policy Information section.

We will also establish surrender charges for any increase in the Face Amount of Insurance that represents an increase over the previous highest Face Amount. These will apply before the end of the fifteenth year from the effective date of the increase. Changes in Face Amount resulting from a change in death benefit option will not be considered in computing the previous highest Face Amount.

If the Face Amount of Insurance is reduced before the end of the fifteenth policy year or within fifteen years following a face amount increase, we may also deduct a proportionate amount of any applicable surrender charge from your Policy Account. Such deduction will be made in accordance with the "Allocations" provision on Page 9. Reductions will first be applied against the most recent increase in the Face Amount of Insurance. They will then be applied to prior increases in the Face Amount of Insurance in the reverse order in which such increases took place, and then to the original Face Amount of Insurance.

If there is an increase or reduction in the surrender charge shown on Page 3, we will send you a new table showing the revised surrender charges. We have filed a detailed statement of the method of computing surrender charges with the insurance supervisory official of the jurisdiction in which this policy is delivered.

PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL. After the first policy year and while the insured person is living, you may ask for a partial Net Cash Surrender Value withdrawal by written request to our Administrative Office. Your request will be subject to our approval based on our rules in effect when we receive your request, and to the minimum withdrawal amount shown in the Policy Information section. The amount withdrawn from the Policy Account is equal to the amount requested plus the expense charge shown in the Table of Expense Charges in the Policy Information section. We have the right to decline a request for a partial Net Cash Surrender Value withdrawal. A partial withdrawal will result in a reduction in the Cash Surrender Value and in your Policy Account equal to the amount withdrawn as well as a reduction in your death benefit. If the death benefit is Option A, the withdrawal may also result in a decrease in the face amount.

You may tell us how much of each partial withdrawal is to come from your unloaned value in our GID and from your values in each of the investment divisions of our SA. If you do not tell us, we will make the withdrawal on the basis of your monthly deduction allocation percentages then in effect. The expense charge is deducted from your value remaining in each investment division and the GID, from whichever the withdrawal is made, based on the proportion that the amount withdrawn from each investment division and the GID bears to the total amount being withdrawn. If we cannot make the withdrawal or deduct the expense charge as indicated above, we will make the withdrawal and deduction based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account.

Such withdrawal and resulting reduction in the death benefit, the Cash Surrender Value and in your Policy Account will take effect on the date we receive your written request for it at our Administrative Office. We will send you a new Policy Information section if a withdrawal results in a reduction in the Face Amount of Insurance. It will become a part of this policy. We may require you to return this policy to our Administrative Office to make a change.


90-300-11                                                                Page 12

--------------------------------------------------------------------------------

HOW A LOAN CAN BE MADE

POLICY LOANS. You can get a loan on this policy while it has a loan value. This policy will be the only security for the loan. The initial loan and each additional loan must be for at least the minimum loan amount shown in the Policy Information section. Any amount on loan is part of your Policy Account (see Page
10). We refer to this as the loaned portion of your Policy Account.

LOAN VALUE. The value on any date is 90% of the Cash Surrender Value on that date.

The amount of the loan may not be more than the loan value. If you request an increase to an existing loan, the additional amount requested will be added to the amount of the existing loan and accrued loan interest.

Your request for a policy loan must be in writing to our Administrative Office. You may tell us how much of the requested loan is to be allocated to your unloaned value in our GID and your value in each investment division of our SA. Such values will be determined as of the date we receive your request. If you do not tell us, we will allocate the loan on the basis of your monthly deduction allocation percentages then in effect. If we cannot allocate the loan on the basis of your direction or those percentages, we will allocate it based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account.

The loaned portion of your Policy Account will be maintained as a part of our GID. Thus, when a loaned amount is allocated to an investment division of our SA, we will redeem units of that investment division sufficient in value to cover the amount of the loan so allocated and transfer that amount to our GID.

LOAN INTEREST. Interest on a loan accrues daily at an adjustable loan interest rate. We will determine the rate at the beginning of each policy year, subject to the following paragraphs. It will apply to any new or outstanding loan under the policy during the policy year next following the date of determination.

The maximum loan interest rate for a policy year shall be the greater of: (1) the "Published Monthly Average," as defined below, for the calendar month that ends two months before the date of determination; or (2) 5%. "Published Monthly Average" means the Monthly Average Corporates yield shown in Moody's Corporate Bond Yield Averages published by Moody's Investors Service, Inc., or any successor thereto. If such averages are no longer published, we will use such other averages as may be established by regulation by the insurance supervisory official of the jurisdiction in which this policy is delivered. In no event will the loan interest rate for a policy year be greater than the maximum rate permitted by applicable law. We reserve the right to establish a rate lower than the maximum.

No change in the rate shall be less than 1/2 of 1% a year. We may increase the rate whenever the maximum rate as determined by clause (1) of the preceding paragraph increases by 1/2 of 1% or more. We will reduce the rate to or below the maximum rate as determined by clause (1) of the preceding paragraph if such maximum is lower than the rate being charged by 1/2 of 1% or more.

We will notify you of the initial loan interest rate when you make a loan. We will also give you advance written notice of any increase in the interest rate of any outstanding loan.

Loan interest is due on each policy anniversary. If the interest is not paid when due, it will be added to your outstanding loan and allocated on the basis of the deduction allocation percentages then in effect. If we cannot make the allocation on the basis of these percentages, we will make it based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate.

When unpaid loan interest is allocated to an investment division of our SA, we will redeem units of that investment division sufficient in value to cover the amount of the interest so allocated and transfer that amount to our GID.


90-300-13                                                                Page 13

LOAN REPAYMENT. You may repay all or part of a policy loan at any time while the insured person is alive and this policy is in force. We will assume that any payment you make to us while you have a loan and your policy is not in grace is a loan repayment, unless you tell us in writing that it is a premium payment.

Repayments will first be allocated to our GID until you have repaid any loaned amounts that were allocated to our GID. You may tell us how to allocate payments above that amount among our GID and the investment divisions of our SA. If you do not tell us, we will make the allocation on the basis of the premium allocation percentages then in effect.

Failure to repay a policy loan or to pay loan interest will not terminate this policy unless at the beginning of a policy month the Net Cash Surrender Value is less than the total monthly deduction then due. In that case, the Grace Period provision will apply (see Page 8).

A policy loan will have a permanent effect on your benefits under this policy even if it is repaid.

--------------------------------------------------------------------------------

OUR SEPARATE ACCOUNT (SA)

The Separate Account is our Separate Account (SA) shown on Page 3. We established it and we maintain it under the laws of New York State. Realized and unrealized gains and losses from the assets of our SA are credited or charged against it without regard to our other income, gains, or losses. Assets are put in our SA to support this policy and other variable life insurance policies. Assets may be put in our SA for other purposes, but not to support contracts or policies other than variable contracts.

The assets of our SA are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our SA will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of an investment division in excess of the reserves and other liabilities with respect to that division to another investment division or to our General Account.

INVESTMENT DIVISIONS. Our SA consists of investment divisions. Each division may invest its assets in a separate class of shares of a designated investment company or companies. The investment divisions of our SA that you chose for your initial allocations are shown on the application for this policy, a copy of which is attached to this policy. We may form time to time make other investment divisions available to you. We will provide you with written notice of all material details including investment objectives and all charges.

We have the right to change or add designated investment companies. We have the right to add or remove investment divisions. We have the right to withdraw assets of a class of policies to which this policy belongs from an investment division and put them in another investment division. We also have the right to combine any two or more investment divisions. The term investment division in this policy shall then refer to any other investment division in which the assets of a class of policies to which this policy belongs were placed.

We have the right to:

1. register or deregister the Separate Account under the Investment Company Act of 1940;

2. run the Separate Account under the direction of a committee, and discharge such committee at any time;

3. restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to the Separate Account; and

4. operate the Separate Account or one or more of the investment divisions by making direct investments or in any other form. If we do so, we may invest the assets of the Separate Account or one or more of the investment divisions in any legal investments. We will rely upon our own or outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, an investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of an investment division of our SA will not be changed by us unless approved by the Superintendent of Insurance of New York State or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval is on file with the insurance supervisory official of the jurisdiction in with this policy is delivered.


90-300-13                                                                Page 14

If any of these changes result in a material change in the underlying investments of an investment division of our SA, we will notify you of such change, as required by law. If you have value in that investment division, if you wish, we will transfer it at your written direction from that division (without charge) to another division of our SA or to our GID, and you may then change your premium and deduction allocation percentages.

--------------------------------------------------------------------------------

OUR ANNUAL REPORT TO YOU

For each policy year we will send you a report for this policy that shows the current death benefit, the value you have in our GID and the value you have in each investment division of our SA, the Cash Surrender Value and any policy loan with the current loan interest rate. It will also show the premiums paid and any other information as may be required by the insurance supervisory official of the jurisdiction in which this policy is delivered.

--------------------------------------------------------------------------------

HOW BENEFITS ARE PAID

You can have the Insurance Benefit, your Net Cash Surrender Value withdrawals or your Policy Account payable on the Final Policy Date paid immediately in one sum. Or, you can choose another form of payment for all or part of them. If you do not arrange for a specific choice before the insured person dies, the beneficiary will have this right when the insured person dies. If you do make an arrangement, however, the beneficiary cannot change it after the insured person dies.

Payments under the following options will not be affected by the investment experience of any investment division of our SA after proceeds are applied under such options.

The options are:

1. DEPOSIT: The sum will be left on deposit for a period mutually agreed upon. We will pay interest at the end of every month, every 3 months, every 6 months or every 12 months, as chosen.

2. INSTALLMENT PAYMENTS: There are two ways that we pay installments:

   A. FIXED PERIOD: We will pay the sum in equal installments for a specified number of years (not more than 30). The installments will be at least those shown in the Table of Guaranteed Payments on Page 18.

   B. FIXED AMOUNT: We will pay the sum in installments as mutually agreed upon until the original sum, together with interest on the unpaid balance, is used up.

3. MONTHLY LIFE INCOME: We will pay the sum as a monthly income for life. The amount of the monthly payment will be at least that shown in the Table of Guaranteed Payments on Page 18. You may choose any one of three ways to receive monthly life income. We will guarantee payments for at least 10 years (called "10 Years Certain"); at least 20 years (called "20 Years Certain"); or until the payments we make equal the original sum (called "Refund Certain").

4. OTHER: We will apply the sum under any other option requested that we make available at the time of the insured person's death or Net Cash Surrender Value withdrawal, or on the Final Policy Date, whichever applies.

We guarantee interest under the Deposit Option at the rate of 3% a year and under either Installment Option at 3-1/2% a year. We may raise these guaranteed rates. We may also allow interest under the Deposit Option and under either Installment Option at a rate above the guaranteed rate.

The payee may name and change a successor payee for any amount we would otherwise pay to the payee's estate.

Any arrangements involving more than one of the options, or a payee who is not a natural person (for example, a corporation) or who is a fiduciary, must have our approval. Also, details of all arrangements will be subject to our rules at the time the arrangement takes effect. These include rules on: the minimum amount we will apply under an option and minimum amounts for installment payments; withdrawal or commutation rights; naming payees and successor payees; and proving age and survival.

Payment choices (or any later changes) will be made and will take effect in the same way as a change of beneficiary. Amounts applied under these options will not be subject to the claims of creditors or to legal process, to the extent permitted by law.


90-300-15                                                                Page 15

--------------------------------------------------------------------------------

OTHER IMPORTANT INFORMATION

YOUR CONTRACT WITH US. This policy is issued in consideration of payment of the initial premium payment shown in the Policy Information section.

This policy, and the attached copy of the initial application and all subsequent applications to change this policy, and all additional Policy Information sections added to this policy, make up the entire contract. The rights conferred by this policy are in addition to those provided by applicable Federal and State laws and regulations.

Only our Chairman of the Board, our President or one of our Vice Presidents can modify this contract or waive any of our rights or requirements under it. The person making these changes must put them in writing and sign them.

POLICY CHANGES -- APPLICABLE TAX LAW. For you and the beneficiary to receive the tax treatment accorded to life insurance under Federal law, this policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code or successor law. Therefore, to assure this qualification for you we have reserved earlier in this policy the right to decline to accept premium payments, to decline to change death benefit options, to decline to change the Face Amount of Insurance, or to decline to make partial withdrawals that would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us. Further, we reserve the right to make changes in this policy or its riders (for example, in the percentages on Page 6) or to require additional premium payments or to make distributions from this policy to the extent we deem it necessary to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance written notice of such changes.

CHANGES IN POLICY COST FACTORS. Changes in policy cost factors (interest rates we credit, cost of insurance deductions, and expense charges) will be by class and based upon changes in future expectations for such elements as: investment earnings, mortality, persistency, expenses and taxes. Any change in policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this policy is delivered.

WHEN THE POLICY IS INCONTESTABLE. We have the right to contest the validity of this policy based on material misstatements made in the initial application for this policy. We also have the right to contest the validity of any policy change or restoration based on material misstatements made in any application for that change. However, we will not contest the validity of this policy after it has been in effect during the lifetime of the insured person for two years from the date of issue shown in the Policy Information section. We will not contest any policy change that requires evidence of insurability, or any restoration of this policy, after the change or restoration has been in effect for two years during the insured person's lifetime.

No statement shall be used to contest a claim unless contained in an application.

All statements made in an application are representations and not warranties.

See any additional benefit riders for modifications of this provision that apply to them.

WHAT IF AGE OR SEX HAS BEEN MISSTATED? If the insured person's age or sex has been misstated on any application, the death benefit and any benefits provided by riders to this policy shall be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the correct age and sex.

HOW THE SUICIDE EXCLUSION AFFECTS BENEFITS. If the insured person commits suicide (while sane or insane) within two years after the Date of Issue shown in the Policy Information section, our liability will be limited to the payment of a single sum. This sum will be equal to the premiums paid, minus any loan and accrued loan interest and minus any partial withdrawal of the Net Cash Surrender Value. If the insured person commits suicide (while sane or insane) within two years after the effective date of a change that you asked for that increases the death benefit, then our liability as to the increase in amount will be limited to the payment of a single sum equal to the monthly cost of insurance deductions made for such increase plus the expense charge deducted for the increase (see Page 7).

HOW WE MEASURE POLICY PERIODS AND ANNIVERSARIES. We measure policy years, policy months, and policy anniversaries from the Register Date shown in the Policy Information section. Each policy month begins on the same day in each calendar month as the day of the month in the Register Date.


90-300-15                                                                Page 16

HOW, WHEN AND WHAT WE MAY DEFER. We may not be able to obtain the value of the assets of the investment divisions of our SA if: (1) the New York Stock Exchange is closed; or (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency. During such times, as to amounts allocated to the investment divisions of our SA, we may defer:

1. Determination and payment of Net Cash Surrender Value withdrawals;

2. Determination and payment of any death benefit in excess of the Face Amount of Insurance;

3. Payment of loans;

4. Determination of the unit values of the investment divisions of our SA; and

5. Any requested transfer or the transfer on the Allocation Date.

As to amounts allocated to our GID, we may defer payment of any Net Cash Surrender Value withdrawal or loan amount for up to six months after we receive a request for it. We will allow interest, at a rate of at least 3% a year, on any Net Cash Surrender Value payment derived from our GID that we defer for 30 days or more.

THE BASIS WE USE FOR COMPUTATION. We provide Cash Surrender Values that are at least equal to those required by law. If required to do so, we have filed with the insurance supervisory official of the jurisdiction in which this policy is delivered a detailed statement of our method of computing such values. We compute reserves under this policy by the Commissioners Reserve Valuation Method.

We base minimum cash surrender values and reserves on the Commissioners 1980 Standard Ordinary Male and Female, Smoker and Non-Smoker, Mortality Tables. We also use these tables as the basis for determining maximum insurance costs, taking account of sex, attained age, rating class and Smoker or Non-Smoker status of the insured person. We use an effective annual interest rate of 4%.

POLICY ILLUSTRATIONS. Upon request we will give you an illustration of the future benefits under this policy based upon both guaranteed and current cost factor assumptions. However, if you ask us to do this more than once in any policy year, we reserve the right to charge you a fee for this service.

POLICY CHANGES. You may add additional benefit riders or make other changes, subject to our rules at the time of change.


90-300-17                                                                Page 17

                          TABLE OF GUARANTEED PAYMENTS
                    (MINIMUM AMOUNT FOR EACH $1,000 APPLIED)


                                    OPTION 2A

                            FIXED PERIOD INSTALLMENTS
                            -------------------------

        Number
       of Years'                   Monthly                  Annual
     Installments                Installment              Installment
     ------------                -----------              -----------
           1                       $84.70                  $1,000.00
           2                        43.08                     508.60
           3                        29.21                     344.86
           4                        22.28                     263.04
           5                        18.12                     213.99

           6                        15.36                     181.32
           7                        13.38                     158.01
           8                        11.91                     140.56
           9                        10.76                     127.00
          10                         9.84                     116.18

          11                         9.09                     107.34
          12                         8.47                      99.98
          13                         7.94                      93.78
          14                         7.49                      88.47
          15                         7.11                      83.89

          16                         6.77                      79.89
          17                         6.47                      76.37
          18                         6.20                      73.25
          19                         5.97                      70.47
          20                         5.76                      67.98

          21                         5.57                      65.74
          22                         5.40                      63.70
          23                         5.24                      61.85
          24                         5.10                      60.17
          25                         4.97                      58.62

          26                         4.84                      57.20
          27                         4.73                      55.90
          28                         4.63                      54.69
          29                         4.54                      53.57
          30                         4.45                      52.53


If installments are paid every 3 months, the will be 25.32% of the annual installments. If they are paid every 6 months, they will be 50.43% of the annual installments.


                                                 OPTION 3

                                           MONTHLY LIFE INCOME
                                           -------------------

                      10 Years Certain                 20 Years Certain              Refund Certain
                      ----------------                 ----------------              --------------
       AGE           Male        Female               Male         Female           Male       Female
       ---           ----        ------               ----         ------           ----       ------
        50           $4.50        $3.96               $4.27       $3.89            $ 4.28       $3.87
        51            4.58         4.02                4.32        3.94              4.35        3.93
        52            4.67         4.09                4.38        4.00              4.42        3.99
        53            4.75         4.16                4.44        4.06              4.50        4.05
        54            4.85         4.24                4.50        4.12              4.58        4.11

        55            4.94         4.32                4.56        4.18              4.66        4.18
        56            5.04         4.40                4.62        4.24              4.74        4.25
        57            5.15         4.49                4.68        4.31              4.83        4.33
        58            5.26         4.58                4.74        4.38              4.93        4.41
        59            5.37         4.68                4.81        4.45              5.03        4.49

        60            5.49         4.78                4.86        4.52              5.13        4.58
        61            5.62         4.89                4.92        4.59              5.24        4.67
        62            5.75         5.00                4.98        4.66              5.35        4.77
        63            5.88         5.12                5.04        4.73              5.48        4.88
        64            6.03         5.25                5.09        4.80              5.60        4.99

        65            6.17         5.39                5.14        4.88              5.74        5.10
        66            6.32         5.53                5.19        4.95              5.88        5.22
        67            6.48         5.68                5.24        5.01              6.03        5.35
        68            6.64         5.83                5.28        5.08              6.18        5.49
        69            6.80         6.00                5.32        5.14              6.35        5.64

        70            6.97         6.17                5.35        5.20              6.53        5.79
        71            7.15         6.34                5.38        5.26              6.71        5.96
        72            7.32         6.53                5.41        5.30              6.91        6.13
        73            7.50         6.72                5.43        5.35              7.12        6.32
        74            7.67         6.92                5.45        5.38              7.34        6.52

        75            7.85         7.12                5.47        5.42              7.58        6.73
        76            8.02         7.32                5.48        5.44              7.82        6.96
        77            8.19         7.53                5.49        5.46              8.09        7.21
        78            8.36         7.75                5.50        5.48              8.38        7.47
        79            8.52         7.96                5.50        5.49              8.67        7.75

        80            8.67         8.16                5.51        5.50              9.00        8.05
        81            8.81         8.36                5.51        5.51              9.34        8.39
        82            8.94         8.55                5.51        5.51              9.70        8.73
        83            9.06         8.73                5.51        5.51             10.10        9.12
        84            9.16         8.90                5.51        5.51             10.52        9.53
    85 & over         9.26         9.05                5.51        5.51             10.96        9.97


Amounts for Monthly Life Income are based on age nearest birthday when income starts. Amounts for ages not shown will be furnished on request.


90-300-17                                                                Page 18

EQUITABLE
VARIABLE LIFE INSURANCE COMPANY


A Stock Life Insurance Company
Home Office:  787 Seventh Avenue, New York, New York  10019-6018


           Flexible Premium Variable Life Insurance Policy. Insurance payable upon death before Final Policy Date. Policy Account payable on Final Policy Date. Adjustable Death Benefit. Premiums may be paid while insured person is living and before the Final Policy Date. Premiums must be sufficient to keep the policy in force. Values provided by this policy are based on declared interest rates, and on the investment experience of the investment divisions of a separate account which in turn depends on the investment performance of the corresponding portfolios of investment companies. They are not guaranteed as to dollar amount. Investment options are described on Page 9. This is a non-participating policy.

           No. 90-300